Exhibit 99.1

                              N E W S R E L E A S E

November 25, 2005                                    Direct Inquiries To:
                                                     Paul O. Koether, Chairman
                                                     (908)234-0078

                      QUN YI ZHENG, Ph.D. ELECTED PRESIDENT
                        OF KENT FINANCIAL SERVICES, INC.

     BEDMINSTER, NEW JERSEY - KENT FINANCIAL SERVICES, INC. (the "Company") (NASDAQ - KENT) Paul Koether, Chairman, today announced the election of Dr. Qun Yi Zheng, age 48, as President and a Director. Dr. Zheng was also elected President of Cortech, Inc., Kent's 50.9% owned subsidiary. Dr. Zheng has signed a three-year employment agreement with Cortech.

     Dr. Zheng holds a Ph.D. in organic chemistry and was, until its sale in July 2005, the President of Pure World, Inc. A United States citizen, Dr. Zheng was born in Changsha, China and came to America as a graduate student in 1985. He bridges two cultures having traveled and worked in both the United States and China.

     Under Dr. Zheng's operational leadership, our subsidiary, Cortech, intends to pursue business opportunities in China and Eastern Europe. Initial areas to be evaluated will include outsourcing for U.S. companies, consulting for companies here and overseas interested in cross/border business relationships, surveys of small businesses for sale in China and Eastern Europe and export/import distribution contracts.

     It is expected that no revenues will be generated for some months from this new activity as it will be in a start-up mode. Any meaningful financial forecast at this early stage is not possible. This new program, to participate in the globalization of world business, may produce a significant $500,000 to $600,000 loss in calendar year 2006 for Cortech.

     Kent will consolidate in its financial statements its proportionate share of any Cortech losses.

     Dr. Zheng has been granted a 300,000 share incentive stock option at $3.00 a share. 33,000 shares will vest immediately and 33,000 additional shares will vest each year over the next eight years.

     In addition, Paul Koether, Chairman of Kent, has granted Dr. Zheng an option to purchase up to 300,000 shares of Kent stock owned by Koether at a price of $4.00 a share thru December 31, 2007. Koether has also granted Dr. Zheng a right of first refusal to purchase additional shares of Kent from Koether under certain conditions.

     Kent has 2,815,374 shares outstanding.

     This Press Release contains forward-looking statements which may involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Kent Financial Services cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectations on this date.